EXHIBIT 99.1

Hawaiian Holdings
Investor Update	Issue Date: December 16, 2008

Hawaiian Holdings, Inc., parent of Hawaiian Airlines (“Hawaiian”) issued the following investor update:

Business Update

During early November 2008 Hawaiian entered into service the second of four additional 717-200 aircraft that it had announced the lease acquisition of earlier this year. With the addition of this aircraft to the fleet Hawaiian has discontinued scheduled 767-300 Interisland operations that had been added on an interim basis in April 2008. The third additional 717-200 aircraft has been delivered and is expected to enter service during December 2008, while the fourth additional aircraft is expected to enter service in early January 2009. Upon completion of these fleet additions Hawaiian’s 717-200 fleet will total 15 aircraft.

During December Hawaiian Airlines amended the agreement with its largest credit card processor (Credit Card Agreement) primarily to extend the term of the agreement to December 31, 2009. The company does not expect any immediate impact on the level of its credit card holdbacks as a result of the amendment.

Fourth Quarter 2008 Revenue

For the quarter ending December 31, 2008, Hawaiian expects passenger revenue per Available Seat Mile or ASM to improve 14% to 16% relative to the fourth quarter of 2007. This expectation is consistent with the company’s comments during its third quarter earnings call on October 30, 2008.

This projection reflects year-over-year improvement in passenger yield (passenger revenue per Revenue Passenger Mile) in both of Hawaiian’s most significant market segments (Transpacific and Interisland), offset by a reduction in passenger load factor of 7 to 8 percentage points. Additionally, a portion of the improvement in Hawaiian’s overall yield is attributable to a proportionally higher increase in short-haul (generally higher yield) flying relative to long-haul (generally lower yield) flying in the fourth quarter of 2008.

Capacity for the quarter ending December 31, 2008 is expected to increase 2% to 3% relative to the same period in 2007.

Fourth Quarter 2008 Operating Expenses

Hawaiian anticipates that its operating expenses per available seat mile excluding fuel (CASM ex-Fuel) for the fourth quarter of 2008 will increase year-over-year by approximately 8% to 9%, relative to the fourth quarter of 2007. Such a result would reflect a modest improvement relative to the company’s previously communicated expectations for the fourth quarter during its third quarter earnings call on October 30, 2008. The year-over-year increase in CASM ex-Fuel is partially attributable to the proportionally higher increase in short-haul (generally higher CASM) flying relative to long-haul (generally lower CASM) flying in the fourth quarter of 2008. Additionally, the fourth quarter of 2007 reflected benefits related to certain non-recurring items.

Fuel Price and Hedging

For the two months ended November 30, 2008, Hawaiian’s average cost per gallon of fuel was $2.60, including fuel taxes, duty and the location specific pricing differentials, but excluding the impact of fuel hedging activity. These costs reflect recent declines in jet fuel prices offset by the lag in the realization in spot prices in Hawaiian’s fuel supply contracts, most of which provide for either prior-week or prior-month pricing.

Additionally, during the two months ended November 30, 2008 Hawaiian recognized non-operating expenses of approximately $19.0 million related to its fuel hedging program. These non-operating expenses include $8.2 million of realized losses on fuel derivative contracts that settled in October and November of 2008 offset by the reversal of previously recorded unrealized losses on these same contracts of $2.6 million as well as $13.4 million of unrealized losses related to fuel derivative contracts that settle in future periods (including certain contracts that will settle in December 2008). Please note that the ultimate recognition of non-operating gains and losses related to fuel derivative contracts during the three months ending December 31, 2008 may vary materially from this amount as a result of changes in Hawaiian’s derivative contract positions and/or changes in underlying commodity prices between November 30 and December 31, 2008. During the nine months ended September 30, 2008 Hawaiian recognized non-operating income of $5.3 million related to fuel derivative contracts.

As of November 30, 2008 Hawaiian had posted $16.9 million of cash collateral with its hedge counterparties.

We believe economic fuel expense is the best measure of the effect of fuel prices on our business as it most closely approximates the net cash outflow associated with the purchase of fuel for our operations in a period. We define economic fuel expense as raw fuel expense plus (gains) losses realized through actual cash receipts/payments received from or paid to hedge counterparties for fuel hedge derivatives settled in the period, offset by any premium expense we recognized. Economic fuel expense for the two months ended November 30, 2008 is calculated as follows (in thousands, except per gallon amounts):

Two months ended November 30, 2008

Raw fuel expense, including taxes and delivery	$57,803
Add realized losses on settlement of fuel derivative contracts	8,219
Economic fuel expense	$66,022
Fuel gallons consumed	22,240
Economic fuel cost per gallon	$2.97

Hawaiian’s outstanding fuel derivative contracts as of December 12, 2008 are summarized in the following table:

Fuel Derivative Contract Summary

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Month’s Consumption Hedged	Weighted Average Floor Price (per gallon)	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Month’s Consumption Hedged
December-08
Crude Oil	$2.07	$2.90 - $1.21	4,536	41%	$2.09	$2.24 - $1.88	1,092	10%
Heating Oil	$3.48	$3.69 - $3.22	1,260	12%	$3.26	$3.69 - $3.00	2,016	19%

First Quarter 2009
Crude Oil	$2.16	$3.05 - $1.22	13,104	40%	$1.71	$2.25 -$1.08	8,400	26%
Heating Oil	$3.35	$3.51 - $3.24	630	2%	$3.05	$3.51 - $2.82	2,016	6%

Second Quarter 2009
Crude Oil	$2.09	$2.65 - $1.28	7,224	22%	$1.61	$2.04 - $1.13	6,636	20%

Third Quarter 2009
Crude Oil	$1.85	$2.39 - $1.29	2,016	6%	$1.44	$1.90 - $1.16	1,722	5%

Safe Harbor Statement

This investor update contains forward-looking statements. All statements, other than statements of historical fact included herein, including statements and information regarding Hawaiian’s financial position, business strategy, possible or assumed future results of operations, and goals and objectives for future operations, are forward-looking statements that involve risks and uncertainty. These statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “estimate” or other similar words or phrases. Similarly, statements that describe management’s objectives, plans or goals are or may be forward-looking statements. Management bases these statements on particular assumptions made in light of industry experience, as well as management’s perception of historical trends, current conditions, expected future developments and other factors that management believes are appropriate under the circumstances. These statements are not guarantees of performance or results and involve risks, uncertainties and assumptions.

Although management believes that these forward-looking statements are based on reasonable assumptions, many factors could affect Hawaiian’s actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. The forward-looking statements related to fourth quarter 2008 revenue and operating expenses are based on estimates and assumptions, subject to year-end adjustments, and may not be indicative of actual performance for the fourth quarter of 2008. In addition, statements related to aircraft fleet additions are subject to aircraft delivery delays.